Exhibit 10.11

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. IN ADDITION, SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K AND WILL BE FURNISHED ON A SUPPLEMENTAL BASIS TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

EXECUTION COPY

PROGRAM SIDE AGREEMENT

among

VIEW, INC.,

as Company,

and

[*]

as Finance Provider

Dated as of October 23, 2019

-i-

TABLE OF CONTENTS

(continued)

Exhibits

A – Advance Request Notice

B – Monthly Asset Report

C – Quarterly Compliance Report

D – Repayment Schedule

E – Roll Request Notice

-ii-

PROGRAM SIDE AGREEMENT

This PROGRAM SIDE AGREEMENT is dated as of October 23, 2019, among VIEW, INC., a Delaware corporation (the “Company”), and [*] (together with its successors, “[*]”, and together with its transferees and assigns (pursuant to a transfer or assignment made pursuant to and as permitted by Section 8.06, the “Finance Provider”).

W I T N E S E T H:

WHEREAS, the Company desires that the Finance Provider make advances to the Company on the terms and subject to the conditions set forth in this Agreement and the other Program Agreements;

WHEREAS, the Company and the Finance Provider have separately entered into an Instalment Payment Agreement, dated as of the date hereof; and

WHEREAS, the Finance Provider is willing to make such advances to the Company on the terms and subject to the conditions set forth in this Agreement, the Instalment Payment Agreement and the other Program Agreements.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01. Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means any of the Wells Fargo Account Control Agreement, the UBS Account Control Agreement and any other account control agreement providing the Finance Provider “control” (as defined in Section 9-104 of the UCC) (exercisable following the occurrence and during the continuation of an Event of Default) with respect to one or more deposit accounts or securities accounts of the Company.

“Advance” has the meaning assigned to such term in Section 2.01.

“Advance Request Notice” means, with respect to an Advance, a notice delivered by the Company to the Finance Provider requesting the making of such Advance, substantially in the form of Exhibit A.

“Advances Outstanding” means, at any time, the aggregate principal balance of all Advances outstanding at such time.

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person.

“Aggregate Outstanding Balance” means, when used with respect to any Asset, the unpaid amount of the price agreed to in the pricing proposal between the Company and the applicable Customer with respect to such Asset, as increased or decreased from time to time by agreement of the applicable Customer.

“Agreement” means this Program Side Agreement.

“Anti-Corruption Laws” means, with respect to any Person, all laws, rules, and regulations of any jurisdiction applicable to such Person or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Asset” means a memorandum of understanding or any other document signed by a Customer that specifies the pricing proposal for certain glass windows, hardware control and other related products or services to be provided by the Company and to be purchased by such Customer or its subcontractors or agents once a construction or refurbishment project begins.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other disposition (whether by a single transaction or through series of related transactions, and including by means of a merger, consolidation, amalgamation or similar transaction) by the Company of any of its or its Subsidiaries’ assets or properties, but excluding (a) dispositions of inventory or used, damaged, obsolete, worn out or surplus equipment, all in the ordinary course of the Company’s or any of its Subsidiaries’ business, (b) the use of or dispositions of cash or cash equivalents, (c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof, (d) the lease, assignment, license, sublicense or sublease of any real or personal property to the extent the same (x) does not materially interfere with the business of the Company or its Subsidiaries and (y) represents an immaterial portion of real or personal property of the Company and its Subsidiaries, taken as a whole, and (e) issuance of Capital Stock of a Subsidiary to the Company.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11, United States Code §§101 et seq.

“Borrowing Base” means, as of any date upon which the Borrowing Base is tested, an amount equal to the lesser of:

(a) the product of (i) 60.0% and (ii) the Aggregate Outstanding Balance of all Eligible Assets as of the date of the most recent Monthly Asset Report delivered to the Finance Provider; and

(b) the aggregate amount of, for each separate and distinct Customer with respect to all Eligible Assets as of the date of the most recent Monthly Asset Report delivered to the Finance Provider (it being understood that a Customer and its Affiliates shall be treated as a single Customer for purposes of this definition), the lesser of (x) the Aggregate Outstanding Balance of such Customer’s Eligible Assets as of such date, and (y) $[*]; provided that such $[*] amount may be increased with respect to any particular Customer with the Finance Provider’s prior written consent by submitting an Underwriting Request, but in no event shall such amount exceed $[*] for any Customer.

“Borrowing Limit” means, as of any date, an amount equal to the lesser of:

(a)	the Borrowing Base; and

(b)	the Maximum Exposure Limit.

“Business Day” means any day of the year except: (a) a Saturday, Sunday, statutory holiday in London or any day on which commercial banking institutions are authorized or required by law to close in New York City; and (b) if such day relates to any interest rate setting as to an Advance or a Roll determined by reference to the LIBOR Rate, any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in equity of such Person, excluding any debt securities convertible into such equity.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the Closing Date or (c) compliance by the Finance Provider with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the Closing Date.

“Change of Control” means, at any time after the Closing Date, the occurrence of any event or transaction, including the sale or exchange of outstanding shares of the Company’s Capital Stock or the Capital Stock of any of its Subsidiaries, or series of related events or transactions, resulting in (i) prior to an underwritten public offering of common stock of the Company, the holders of the outstanding voting Capital Stock of the Company, immediately before consummation of such event or transaction, or series of related events or transactions, do not, immediately after consummation of such event or transaction or series of related events or transactions, retain, directly or indirectly, Capital Stock representing at least 51% of the voting power of the surviving Person of such event or transaction or series of related events or transactions, in each case, without regard to whether the Company or any of its Subsidiaries are the surviving Person; or (ii) following an underwritten public offering of common stock of the Company, any Person or “group” (other than a Person that has such “beneficial ownership” on the Closing Date) obtains “beneficial ownership” (as such terms are defined under Section 13d-3 of and Regulation 13D under the Exchange Act), either directly or indirectly, of more than 25% of the Company’s outstanding Capital Stock having the right to vote for the election of directors under ordinary circumstances.

“Closing Date” means October 23, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in the Security Agreement. “Collateral Agreements” means the Security Agreement, the IP Security Agreements and each Account Control Agreement.

“Commitment” means the obligation of the Finance Provider to make, subject to the terms and conditions hereof, Advances to the Company pursuant to Section 2.01 and Rolls to the Company pursuant to Section 2.04, in each case, during the Draw Period, in an aggregate principal amount at any one time outstanding up to but not exceeding the Commitment Amount.

“Commitment Amount” means (x) until January 3, 2020, $200,000,000 and (y) on and after January 3, 2020, $250,000,000, or in each case such other amount as mutually agreed between the Company and the Finance Provider.

“Company” has the meaning assigned to such term in the introduction to this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Customer” means, in respect of any Asset, each Person (other than the Company) party to the underlying documentation with respect to such Asset.

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Designated Account” means each deposit account into which collections relating to the Assets are deposited by the applicable Customer.

“Dollars” and “$” mean lawful money of the United States of America.

“Draw Period” means the period from and including the Closing Date to and including the earlier of (a) the third anniversary of the Closing Date and (b) the date of the termination of the Commitment pursuant to Section 2.03(f) or 6.01.

“Drawdown Amount” means the amount of any Advance.

“Drawdown Date” means the date of an Advance, which date shall be a Wednesday (provided that if such date is not a Business Day, then the applicable Drawdown Date shall be the next Business Day), unless otherwise mutually agreed by the Company and the Finance Provider.

“Eligible Asset” means an Asset that meets each of the following criteria:

(a) such Asset is originated by the Company in the ordinary course of its business; and

(b) the Customer with respect to such Asset (i) is duly incorporated and validly existing in its jurisdiction of incorporation or formation, (ii) is not a natural Person, (iii) is compliant with all material applicable laws (other than Sanctions, Anti- Corruption Laws, anti-money laundering laws and counter financing terrorism laws, with which the Company shall be in compliance in all respects), (iv) is not resident, organized or located in a Sanctioned Country, (v) has executed such Asset and (vi) has not experienced an Insolvency Event.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) a determination by the Finance Provider in its reasonable discretion that it would be contrary to law or to the directive of any central bank or other governmental authority applicable to the Finance Provider (whether or not having the force of law) to fund any Advance or Roll based on the LIBOR Rate, (b) the inability, for any reasonable reason, of the Finance Provider to determine the LIBOR Rate, whether temporarily or permanently or (c) a reasonable determination by the Finance Provider that the LIBOR Rate (as used in the calculation of the applicable Interest Installment) does not accurately reflect the cost to the Finance Provider of making, funding or maintaining any Advance or Roll.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Finance Provider or required to be withheld or deducted from a payment to the Finance Provider: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Finance Provider being organized under the laws of, or having its applicable funding office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Finance Provider pursuant to a law in effect on (i) in the case of the Finance Provider, the date of the Instalment Payment Agreement or (ii) in the case of the Finance Provider, the date on which the Finance Provider changes its funding office, except in each case to the extent that, pursuant to Section 8.03, amounts with respect to such Taxes were payable either to the Finance Provider’s assignor immediately before such transferee became a party hereto or, in the case of the Finance Provider, to the Finance Provider immediately before it changed its funding office, (c) Taxes attributable to the Finance Provider’s failure to comply with Section 8.03(d), and (d) any Taxes imposed under FATCA.

“Existing Exposure Amount” means, as of any date of determination, the sum of the Repayment Amounts with respect to all Advances Outstanding and Rolls Outstanding.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or written practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Final Maturity Date” means October 13, 2023.

“Finance Provider” has the meaning assigned to such term in the introduction of this Agreement.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“[*]” has the meaning assigned to such term in the introduction of this Agreement.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including earnouts and any similar deferred or contingent obligation of such Person incurred or created in connection with an acquisition (other than trade payables in the ordinary course of business); (c) all reimbursement obligations with respect to letters of credit, surety bonds and other similar instruments issued for the account of such Person and for which such Person is liable; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) obligations under capital leases; (g) the principal balance outstanding under any synthetic lease, on- or off-balance sheet loan or similar on- or off-balance sheet financing product; (h) indebtedness not for borrowed money that is incurred in the ordinary course of business in respect of credit cards, debit cards and commercial cards; and (i) guaranties of that Person of any Indebtedness of another Person; provided that notwithstanding the foregoing, “Indebtedness” shall not include (x) deferred compensation and similar obligations to current and former employees, consultants and directors incurred in the ordinary course of business; or (y) indebtedness owing to insurance carriers and incurred to finance insurance premiums of the Company in the ordinary course of business.

“Indemnified Party” has the meaning assigned to such term in Section 8.04(b).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under the Instalment Payment Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instalment Payment Agreement” means that certain instalment payment agreement, dated as of October 15, 2019, between the Company and the Finance Provider.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Installment” means, with respect to any Principal Installment, the amount determined by the following formula:

Interest Installment = [P / (1 – Interest Rate * D / 360)] – P

where:

P = such Principal Installment; and

D = the relevant number of calendar days from the applicable Drawdown Date or Roll Date, as applicable, to but excluding the Payment Installment Date or Roll Maturity Date, as applicable, for such Principal Installment.

which formula reflects the interest due on the unpaid principal amount of each Principal Installment for the period from the Drawdown Date for the applicable Advance or the Roll Date for the applicable Roll, as the case may be, to the Payment Installment Date or the Roll Maturity Date, respectively, for such Principal Installment.

“Interest Rate” means an interest rate per annum equal to the sum of (a) the LIBOR Rate (or such other rate determined by the Finance Provider in accordance with Section 2.06), plus (b) 9.05%.

“Interpolation Period” means, with respect to each Principal Installment (and related Interest Installment) with respect to any Advance hereunder, the period from the Drawdown Date to the Payment Installment Date for such Principal Installment and Interest Installment.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“IP Security Agreements” means that certain patent security agreement, that certain copyright security agreement and that certain trademark security agreement, each dated as of the Closing Date, between the Finance Provider and the Company.

“IPA Default” means a “Default” (as defined in the Instalment Payment Agreement) under the Instalment Payment Agreement

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“LIBOR Rate” means, with respect to any Advance or Roll, a rate per annum equal to the applicable Screen Rate for a twelve month period (except as set forth below) in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the Drawdown Date for such Advance or the Roll Date for such Roll, as determined by the Finance Provider; provided that in no event shall the LIBOR Rate be less than 0.00%; provided, further that the LIBOR Rate applicable to any Advance hereunder shall be determined (a) with reference to a period equal to the Interpolation Period for such Principal Installment or Interest Installment, if applicable, and (b) otherwise, through the use of straight-line interpolation by reference to the two rates calculated in accordance with the definition hereof, one of which shall be determined as if the maturity of the deposits in Dollars referred to therein was the period of time for which rates are available next shorter than the applicable Interpolation Period, and the other of which shall be determined as if such maturity was the period of time for which rates are available next longer than the applicable Interpolation Period. The Finance Provider’s determination of the LIBOR Rate shall be conclusive absent manifest error.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business or financial condition, operations, performance or properties of the Company, (b) the validity, enforceability or collectability of this Agreement, any other Program Agreement or the Instalment Payment Agreement, (c) the rights and remedies of the Finance Provider with respect to matters arising under this Agreement, any other Program Agreement or the Instalment Payment Agreement, (d) the ability of the Company to perform its obligations under this Agreement, any other Program Agreement or the Instalment Payment Agreement or (e) the status, existence, perfection, priority or enforceability of the Finance Provider’s lien on the Collateral.

“Maximum Exposure Limit” shall mean $[*].

“Monthly Asset Report” means a report delivered by the Company to the Finance Provider on or before the third Business Day after each calendar month (but in no event prior to the last day of such calendar month), or, in the case of the first Monthly Asset Report delivered hereunder, delivered by the Company to the Finance Provider on or before the Closing Date, which includes information on the Assets as of the last day of the relevant month, including but not limited to, Aggregate Outstanding Balance, Customer, project or refurbishment address, and any changes, additions or removals from previous reports, substantially in the form of Exhibit B. The date of any Monthly Asset Report shall be the last day of such month.

“Obligations” means all present and future indebtedness, liabilities and obligations of the Company to the Finance Provider (including, without limitation, all interest, principal, fees, expenses, indemnities and other obligations and amounts payable from time to time thereunder and under all other transaction documents related thereto, including all amounts payable in respect of the Advances and Rolls, with interest thereon) pursuant to this Agreement, the other Program Agreements and the Instalment Payment Agreement.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Other Connection Taxes” means, in the case of the Finance Provider, any Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced this Agreement or the Instalment Payment Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or the Instalment Payment Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.03(f)).

“PAUF” means, with respect to any Advance or Roll, a payment assurance upload file to be submitted by the Company to the Finance Provider via the Finance Provider’s portal.

“Payable” shall have the meaning assigned to it in the Instalment Payment Agreement.

“Payment Installment Date” means, with respect to any Principal Installment (and the Interest Installment related thereto), each Wednesday (or, if such day is not a Business Day, the immediately preceding Business Day), unless otherwise mutually agreed by the Finance Provider and the Company.

“Permitted Encumbrances” means:

(a) liens existing on the date of this Agreement and set forth on Schedule 5.02(c);

(b) liens on earnest money deposits of cash or cash equivalents made, or escrow or similar arrangements entered into, in connection with an acquisition or other transaction not prohibited under this Agreement;

(c) any lien on any asset securing Permitted Indebtedness;

(d) liens (i) in favor of carriers, warehousemen, landlords, mechanics and materialmen, and other similar liens imposed by law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations (including any associated letter of credit issued in connection with any of the foregoing and whether or not by means of escrow), in all cases described in this paragraph for sums not overdue for more than 90 days or sums being contested in good faith;

(e) liens arising out of conditional sale, title retention or similar arrangements for the sale of goods entered into by the Company in the ordinary course of business;

(f) liens securing judgments, with respect to judgments that do not constitute an Event of Default under Section 6.01(h); provided that the enforcement of such liens is effectively stayed and the claims secured thereby are being contested in good faith;

(g) liens arising from precautionary uniform commercial code financing statements filed under any lease not prohibited by this Agreement; and statutory and common law landlords’ liens;

(h) liens in favor of banks or other depository institution arising under Section 4-208 of the UCC or other applicable law;

(i) liens in favor of customs and revenue authorities arising as a matter of law that secure payment of customs duties in connection with the importation of goods and liens on specific items of inventory or other goods and proceeds thereof securing obligations in respect of banker’s acceptances or letters of credit issued or created to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(j) security given to a public utility, municipality, government or statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority and not then overdue for more than 90 days; and

(k) liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty, or being contested in good faith by appropriate proceedings or other actions and for which appropriate reserves in accordance with GAAP have been established.

“Permitted Facility” means the Loan Agreement by and between the Company and the Mississippi Development Authority, dated as of November 22, 2014, as in effect on the Closing Date.

“Permitted Indebtedness” means (a) any Indebtedness incurred pursuant to this Agreement, the other Program Agreements or the Instalment Payment Agreement; (b) the Permitted Softbank Customer Financing Facility; (c) the Permitted Facility; and (d) any other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $50,000,000 (which amount shall exclude all amounts outstanding in connection with the Permitted Facility and the Permitted Softbank Customer Financing Facility).

“Permitted Softbank Customer Financing Facility” means that certain agreement or agreements for Indebtedness between the Company and Softbank Group Corp. or [*] (or their respective Affiliates) entered into after the Closing Date with the prior written consent of the Finance Provider; provided that any liens securing such Indebtedness are subordinated to the liens granted under the Collateral Agreements in a manner satisfactory to the Finance Provider.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Principal Installment” has the meaning given to such term in Section 2.03(a).

“Program Agreements” means this Agreement, the Collateral Agreements, and any other security agreements and other instruments entered into or delivered by or on behalf of the Company pursuant to Section 5.01(b) to create, perfect or otherwise evidence the Finance Provider’s security interest in the Collateral.

“Quarterly Compliance Report” means a report delivered by the Company to the Finance Provider on or before the fifth Business Day after the end of each quarter (but in no event earlier than the last day of such quarter), substantially in the form attached hereto as Exhibit C.

“Repayment Amount” means, for any Advance (and Rolls in connection therewith), the aggregate amount of Interest Installments and Principal Installments unpaid with respect to such Advance and Rolls.

“Repayment Schedule” means a spreadsheet substantially in the form of Exhibit D, containing, with respect to each Advance (and Rolls in connection therewith) the following items (among others): the Principal Installments, Interest Installments and the Payment Installment Dates with respect to such Advance (and related Rolls) and the Roll Maturity Dates with respect to such Rolls, it being understood that such Repayment Schedule may be updated from time to time to reflect any Roll pursuant to Section 2.03(a).

“Restricted Payment” means:

(a) any dividend or any other distribution or payment, whether direct or indirect, by the Company or any Subsidiary of the Company on account of any of its Capital Stock now or hereafter outstanding (other than any dividend, distribution or payment solely in its Capital Stock or payable to the Company or any of its Subsidiaries); and

(b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company or any of its Subsidiaries of any of its Capital Stock now or hereafter outstanding held by Persons other than the Company or any of its Subsidiaries.

“Roll” has the meaning assigned to such term in Section 2.04.

“Roll Date” means the date of a Roll, which shall be the Payment Installment Date for the Principal Installment being refinanced with such Roll, unless otherwise mutually agreed by the Company and the Finance Provider.

“Roll Maturity Date” means, with respect to any Roll, the Payment Installment Date falling on the first anniversary of the Roll Date for such Roll (or, if there is no such Payment Installment Date, the Payment Installment Date immediately following such first anniversary), unless otherwise mutually agreed by the Finance Provider and the Company.

“Roll Request Notice” means, with respect to a Roll, a notice delivered by the Company to the Finance Provider requesting such Roll, substantially in the form of Exhibit E.

“Rolls Outstanding” means, at any time, the aggregate principal balance of all Rolls outstanding at such time.

“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for Dollars for the relevant period and reported on the Reuters Screen LIBOR Page (or any applicable successor page).

“Security Agreement” means that certain general security agreement, dated as of the Closing Date, between the Finance Provider and the Company.

“SoftBank JV” means a joint venture between the Company and SoftBank Group Corp. and/or one or more of its Affiliates.

“Solvent” means, as to any Person, such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Subsidiary” of a Person means, at any time, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at such time beneficially owned, or the management of which is, at such time, otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing governmental authority, including any interest, additions to tax or penalties applicable thereto.

“UBS” means UBS Financial Services Inc.

“UBS Account Control Agreement” means that certain account control agreement, to be entered into among the Company, the Finance Provider and UBS.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Underwriting Request” means a request submitted by the Company to the Finance Provider to increase the borrowing base amount against a Customer above $[*] (“Underwrite Increase Amount”). The Company shall provide all documentation with respect to such Customer determined necessary by the Finance Provider to evaluate such request, as reasonably requested by the Finance Provider. Such Underwrite Increase Amount shall not be added to the Borrowing Base calculation or any Advance Request Notice or Roll Request Notice until confirmed in writing by the Finance Provider.

“Upfront Fee” means (a) $2,850,000 payable on the Closing Date and (ii) on the effective date of any increase in the Maximum Exposure Limit, an amount payable on such date equal to the product of (i) the increase in the Maximum Exposure Limit on such date and (ii) 1.0%; provided that, for the avoidance of doubt, the Finance Provider may accept or reject in its sole discretion a request by the Company for any increase in the Maximum Exposure Limit.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Account Control Agreement” means that certain deposit account control agreement to be entered into among the Company, the Finance Provider and Wells Fargo.

Section 1.02. Rules of Construction

For all purposes of this Agreement and the other Program Agreements, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Program Agreement refer to such Program Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Program Agreement are solely for convenience of reference and shall not constitute a part of such Program Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Program Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Program Agreement, agreement, instrument or other document shall be construed as referring to such Program Agreement, agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Program Agreement), (f) any reference in any Program Agreement, including the introduction and recitals to such Program Agreement, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified, replaced or supplemented from time to time and (h) any Event of Default or IPA Default shall be continuing until expressly waived in writing by the Finance Provider.

Section 1.03. Computation of Time Periods

Unless otherwise stated in the applicable Program Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Program Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Greenwich Mean Time (GMT) or British Summer Time (BST), as in effect in London on such day.

Section 1.04. Divisions

For all purposes under the Program Agreements, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

ADVANCES

Section 2.01. Facility

On the terms and subject to the conditions hereinafter set forth, including Article III, the Finance Provider agrees to make advances to the Company (“Advances”) from time to time, solely during the Draw Period, in an aggregate principal amount such that, immediately after giving effect to the making of any Advance, (a) the sum of the Advances Outstanding and Rolls Outstanding does not exceed the Commitment Amount and (b) the Existing Exposure Amount does not exceed the Borrowing Limit.

Section 2.02. Making of the Advances

(a) The Company may request an Advance by providing an Advance Request Notice to the Finance Provider no later than 5:00 p.m. (London time) on the fifth Business Day immediately preceding the requested Drawdown Date for such Advance (other than the initial Advance hereunder, in which case the Advance Request Notice may be provided to the Finance Provider on or before the Closing Date). Each Advance Request Notice shall be irrevocable and effective upon receipt and shall specify the Borrowing Base as of the date of such Advance Request Notice and the amount of the requested Advance, which shall be at least $250,000.

(b) If the Finance Provider has received an Advance Request Notice in accordance with clause (a) above, subject to satisfaction of the applicable conditions set forth in Section 3.02, the Finance Provider shall release funds in an amount equal to the Advance requested in such Advance Request Notice to the “Designated Account” (as defined in the Instalment Payment Agreement) of the Company not later than 7:00 p.m. (London time) on the requested Drawdown Date.

Section 2.03. Repayment Schedule; PAUF

(a) Two (2) Business Days prior to the relevant Drawdown Date or Roll Date, the Finance Provider shall (x) provide to the Company the Repayment Schedule with respect to the Advance to be made on such Drawdown Date (or an updated Repayment Schedule, in the case of a Roll) and (y) prepare a PAUF with respect to such Advance or Roll and make it available to the Company. The Company shall submit such PAUF to the Finance Provider via the Finance Provider’s portal by 3:00 a.m. (London time) on the Business Day preceding the relevant Drawdown Date or Roll Date, as applicable.

(b) Each Repayment Schedule (and update thereof), and each PAUF so made available by the Finance Provider (and each PAUF submitted by the Company), shall illustrate, with respect to Advances and Rolls included therein, (i) the obligation of the Company under the Instalment Payment Agreement to pay (x) the outstanding principal amount of the applicable Advance in fifty-two (or such other number as may be mutually agreed by the Finance Provider and the Company) equal installments on each Payment Installment Date following the Drawdown Date for such Advance; and (y) the outstanding principal amount of each applicable Roll on the Roll Maturity Date for such Roll (each such payment in clauses (i) and (ii), a “Principal Installment”); and (ii) the obligation of the Company under the Instalment Payment Agreement to pay the Interest Installment with respect to each such Principal Installment on the Payment Installment Date or Roll Maturity Date, as the case may be, for such Principal Installment. Each such PAUF shall set forth, with respect to the applicable Advance or Roll: (x) each Payment Installment Date with respect to such Advance or the Roll Maturity Date with respect to such Roll, as the case may be, which shall be a “Maturity Date” in such PAUF; (y) a “Certified Amount” for each such “Maturity Date”, which shall correspond to the Principal Installment and Interest Installment payable on such “Maturity Date”; and (z) the “Invoice Date” that corresponds to the Drawdown Date or Roll Date for such Advance or Roll, as applicable.

(c) For the avoidance of doubt, the Company shall not be permitted to net the Company’s obligation to pay a Principal Installment on any Payment Installment Date against the amount of any Advance or Roll to be made by the Finance Provider on such Payment Installment Date, and the Finance Provider shall have no obligation to provide any Advance on a Drawdown Date or Roll on a Roll Date until payments of the Principal Installments and Interest Installments then due and payable have been made.

(d) On the Closing Date, the Company shall pay to the Finance Provider the Upfront Fee. On the effective date of any increase in the Maximum Exposure Limit (which request by the Company the Finance Provider may accept or reject in its sole discretion), the Company shall pay to the Finance Provider the Upfront Fee with respect to such increase on such date.

(e) The obligation of the Company to pay the Obligations payable by the Company under this Agreement or any other Program Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.08) or thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company or any other Person may have or have had against the Finance Provider or any other Person.

(f) The Company may at its option terminate the Commitment and this Agreement by giving not less than ten (10) days’ prior notice to the Finance Provider. Such notice shall specify the date of such termination. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Company (by written notice to the Finance Provider on or prior to the specified termination date) if such condition is not satisfied. Any termination of the Commitment hereunder shall be effective upon payment by the Company to the Finance Provider of all Obligations (other than contingent obligations for which no claim has been made) in full in cash and shall be irrevocable. The Company shall notify the Finance Provider of the initiation of the wire transfer of such payment. Upon the termination of the Commitment, this Agreement shall terminate and the Finance Provider shall have no further obligation to provide Advances or Rolls hereunder.

(g) For the avoidance of doubt, the Company’s obligations to pay the outstanding principal of all Advances and Rolls and interest thereon (including, for the avoidance of doubt, the obligation to pay all Repayment Amounts and all Principal Installments and Interest Installments included therein) are evidenced by the Instalment Payment Agreement and the obligations of the Company hereunder shall be without duplication of any obligation thereunder.

Section 2.04. Rolls

(a) Prior to any Payment Installment Date, the Company may request that the Finance Provider refinance, in whole or in part, one or more Principal Installments due on such Payment Installment Date by providing a Roll Request Notice to the Finance Provider no later than 1:00 p.m. (London time) on the second Business Day prior to such Payment Installment Date. Each Roll Request Notice shall be irrevocable and effective upon receipt and shall specify the Principal Installment(s) to be refinanced pursuant to this Section 2.04 and the amount thereof (which shall be at least $250,000).

(b) If the Finance Provider has received a Roll Request Notice in accordance with clause (a) above, subject to satisfaction of the conditions set forth in Section 3.03, the Finance Provider shall release funds in an amount equal to the refinancing requested in such Roll Request Notice (such refinancing, a “Roll”) to the “Designated Account” (as defined in the Instalment Payment Agreement) of the Company not later than 7:00 p.m. (London time) on the Roll Date for such Roll. For the avoidance of doubt, the Finance Provider shall not be required to provide any Roll unless payments of the Principal Installments and Interest Installments then due and payable have been made.

Section 2.05. Increased Costs

(a) Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, the Finance Provider;

(ii) subject the Finance Provider to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Finance Provider or the London interbank market any other condition, cost or expense (other than Taxes), affecting this Agreement or Advances made by the Finance Provider by reference to the LIBOR Rate or any participation therein;

and the result of any of the foregoing shall be to increase the cost to the Finance Provider of making, continuing, converting into or maintaining any Advance made by reference to the LIBOR Rate (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by the Finance Provider hereunder (whether of principal, interest or otherwise), then the Company will pay to the Finance Provider such additional amount or amounts as will compensate the Finance Provider for such additional costs incurred or reduction suffered as specified in a certificate delivered to the Company pursuant to clause (b) of this Section 2.05.

(b) Certificate from Finance Provider. A certificate of the Finance Provider setting forth in reasonable detail the basis for such demand and the amount or amounts, in Dollars, necessary to compensate the Finance Provider or its holding company as specified in clause (a) above shall be promptly delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such amount shown as due on any such certificate within 30 days after receipt thereof. Notwithstanding the foregoing, the Finance Provider shall not be entitled to seek compensation for additional amounts or costs pursuant to this Section 2.05 unless the certificate referred to in this clause (b) shall (i) state that it is the general practice of the Finance Provider at such time to seek compensation from other parties to which it provides credit and (ii) set forth in reasonable detail the manner in which such amount or amounts were determined.

(c) Delay in Requests. Failure or delay on the part of the Finance Provider to demand compensation pursuant to this Section 2.05 shall not constitute a waiver of the Finance Provider’s right to demand such compensation; provided that the Company shall not be required to compensate the Finance Provider pursuant to this Section 2.05 for any increased costs incurred or reductions suffered more than 90 days prior to the date that the Finance Provider notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of the Finance Provider’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.06. Illegality; Inability to Determine Rates

(a) Eurodollar Disruption Event. Notwithstanding any other provision in this Agreement, but subject to clause (b) of this Section 2.06, in the event of a Eurodollar Disruption Event, the Finance Provider shall provide notice thereof to the Company as soon as reasonably practicable and shall use reasonable efforts (subject to overall policy considerations of the Finance Provider) to designate an alternative rate for borrowing in Dollars for a twelve month period, which rate shall be utilized in place of the LIBOR Rate for Advances and Rolls thereafter made (and determined two (2) Business Days prior to the Drawdown Date for such Advance or the Roll Date for such Roll) until the Finance Provider notifies the Company that the applicable Eurodollar Disruption Event is no longer continuing (which notice the Finance Provider shall provide to the Company as soon as reasonably practicable following the cessation of such Eurodollar Disruption Event). Until the Finance Provider determines such alternative rate in accordance with this clause (a), the Interest Rate for Advances and Rolls made after the occurrence of such circumstances shall be the Interest Rate for the Advance or Roll most recently made prior to such occurrence.

(b) Successor LIBOR Rate. If at any time the Finance Provider determines in its reasonable discretion that (i) the circumstances specified in clause (b) of the definition of Eurodollar Disruption Event have arisen and such circumstances are unlikely to be temporary, or (ii) such circumstances have not arisen but the supervisor for the administrator of the LIBOR Rate or a governmental authority having jurisdiction over the Finance Provider or such administrator has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available, or used for determining interest rates for U.S. Dollar loans or bonds (and at the time of such public statement there is no successor administrator that will continue to provide the LIBOR Rate), then the Finance Provider shall give notice to the Company of the occurrence of such circumstances described in clause (i) or (ii) as soon as reasonably practicable thereafter, and shall use reasonable efforts to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated or bilateral loans or public debt instruments in US Dollars with 12-month durations at such time, and the Finance Provider and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Until such amendment becomes effective, the Interest Rate shall be determined in accordance with clause (a) above.

(c) Notwithstanding anything herein to the contrary, in no event shall any alternative rate determined by the Finance Provider pursuant to clause (a) or (b) above be less than 0.00%.

Section 2.07. Rescission or Return of Payment

The Company agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to the Finance Provider is or must be rescinded or returned for any reason whatsoever (including an Insolvency Event relating to the Company or any of its Affiliates), the obligation of the Company to make such payment to the Finance Provider shall, for the purposes of this Agreement and any other Program Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Program Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.08. Payments Generally

(a) All amounts owing and payable to the Finance Provider in respect of the Obligations payable by the Company under this Agreement or any other Program Agreement, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement and any other Program Agreement, shall be paid by the Company to the Finance Provider in Dollars, in immediately available funds, in accordance with this Agreement or such other Program Agreement, as the case may be, and all without counterclaim, setoff, defense, abatement, suspension or deferment to the account specified by the Finance Provider by written notice to the Company from time to time. Payments to be made by the Company pursuant to this Agreement on any Payment Installment Date shall be received by the Finance Provider by 1:00 a.m. (London time) on such date.

(b) Except as otherwise expressly provided herein (including in the determination of an Interest Installment), all computations of interest, fees and other Obligations payable by the Company under this Agreement or any other Program Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed; and in computing interest on any Advance or Roll, the date of the making of the Advance or Roll shall be included and the date of payment shall be excluded. The Finance Provider shall set forth its determination of the LIBOR Rate (or any alternative rate designated pursuant to Section 2.06) used to determine the Repayment Amounts in the applicable Repayment Schedule. Each determination of the LIBOR Rate (or such alternative rate) made by the Finance Provider under this Agreement, any other Program Agreement or the Instalment Payment Agreement shall be conclusive absent manifest error.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Initial Advance

The obligation of the Finance Provider to make its initial Advance hereunder shall be subject to the conditions precedent that the Finance Provider shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Finance Provider:

(a) each of the Instalment Payment Agreement and the Program Agreements (other than the Account Control Agreements), duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of the organizational documents of the Company as in effect on the Closing Date;

(c) a certificate of the Company certifying (i) as to its organizational documents and good standing certificate, (ii) as to its resolutions or other action of its Board of Directors approving the Instalment Payment Agreement and this Agreement and the other Program Agreements to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Instalment Payment Agreement and the Program Agreements to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its officers or directors authorized to execute the Instalment Payment Agreement and the Program Agreements to which it is a party;

(d) financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable) in proper form for filing on the Closing Date, under the UCC with the Delaware Secretary of State and any other applicable filing office in any applicable jurisdiction that the Finance Provider deems necessary or desirable in order to perfect its interests in the Collateral contemplated by this Agreement, the other Program Agreements and the Instalment Payment Agreement;

(e) the payoff letter, termination letter or similar agreement in relation to the Indebtedness facility between the Company and [*], duly executed and delivered by such Persons, in form and substance satisfactory to the Finance Provider in its sole discretion;

(f) legal opinions (addressed to the Finance Provider) of counsel to the Company, covering such matters as the Finance Provider and its counsel shall reasonably request;

(g) evidence reasonably satisfactory to the Finance Provider that each Designated Account shall have been established;

(h) provision of information relating to any reasonable requests made by the Finance Provider for information relating to “know your customer”, anti-money laundering and sanctions rules and regulations requirements; and

(i) payment of (i) the Upfront Fee; (ii) the reasonable and documented fees and expenses of Mayer Brown LLP, counsel to the Finance Provider, in connection with the transactions contemplated hereby (to the extent invoiced at least one Business Day prior the Closing Date); and (iii) all other reasonable and documented up-front expenses and fees that are invoiced at least one Business Day prior to the Closing Date (in the case of each of clauses (ii) and (iii) to the extent payable by the Company pursuant to Section 8.04(a)), which amounts, in each case, shall be netted against the initial Advance.

The Finance Provider acknowledges that each of the conditions specified in this Section 3.01 (except for the condition set forth in the immediately preceding clause (i), which will be satisfied as of the making of the initial Advance) have been satisfied as of the Closing Date.

Section 3.02. Conditions Precedent to Each Advance (including the initial Advance)

The obligation of the Finance Provider to make each Advance to be made by it on each Drawdown Date shall be subject to the fulfillment of the following conditions:

(a) the Finance Provider shall have received an Advance Request Notice with respect to such Advance delivered in accordance with Section 2.02(a) and the Company shall have submitted the PAUF with respect to such Advance to the Finance Provider via the Finance Provider’s portal in accordance with Section 2.03(a);

(b) immediately after the making of such Advance on the applicable Drawdown Date, the sum of the Advances Outstanding and Rolls Outstanding shall not exceed the Commitment Amount;

(c) immediately after the making of such Advance on the applicable Drawdown Date, the Existing Exposure Amount shall not exceed the Borrowing Limit;

(d) each of the representations and warranties of the Company contained in the Instalment Payment Agreement and the Program Agreements shall be true and correct in all material respects as of such Drawdown Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(e) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(f) the Monthly Asset Report as of the month immediately preceding such Drawdown Date has been received by the Finance Provider;

(g) the Draw Period shall not have terminated; and

(h) the stockholders’ equity reflected in the financial statements most recently delivered to the Finance Provider pursuant to Section 5.01(c)(ii) is greater than $75,000,000.

Section 3.03. Conditions Precedent to Each Roll

The obligation of the Finance Provider to make a Roll on each Roll Date shall be subject to the fulfillment of the following conditions:

(a) the satisfaction of the conditions contained in Sections 3.02(e) and (f); provided that, with respect to such clause (f), (i) the reference to Drawdown Date shall be deemed to refer to Roll Date and (ii) if the applicable Roll Date is the first or second Business Day of a calendar month, the Company shall only be required to have delivered a Monthly Asset Report for the calendar month immediately preceding the most recently ended calendar month;

(b) the Company shall have delivered a Roll Request Notice to the Finance Provider in accordance with Section 2.04(a) and the Company shall have submitted the PAUF with respect to such Roll to the Finance Provider via the Finance Provider’s portal in accordance with Section 2.03(a);

(c) immediately after the making of such Roll on such Roll Date, the sum of the Advances Outstanding and Rolls Outstanding shall not exceed the Commitment Amount;

(d) immediately after the making of such Roll on such Roll Date, the Existing Exposure Amount shall not exceed the Borrowing Limit;

(e) the Draw Period shall not have terminated; and

(f) the Company’s stockholder’s equity as of the last day of the Company’s most recently ended financial quarter is greater than $75,000,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Company Representations and Warranties. The Company represents and warrants to the Finance Provider on and as of the Closing Date, each Drawdown Date and the date of each Quarterly Compliance Report:

(a) Due Organization. It is a corporation incorporated and validly existing under the laws of the State of Delaware, with corporate power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under the Instalment Payment Agreement, this Agreement and the other Program Agreements to which it is a party.

(b) Due Qualification and Good Standing. It is in good standing in the State of Delaware and it is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under the Instalment Payment Agreement, this Agreement, the other Program Agreements to which it is a party and its organizational documents, requires such qualification.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under, the Instalment Payment Agreement and the Program Agreements to which it is a party have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by it of this Agreement, the Instalment Payment Agreement or the other Program Agreements to which it is a party, the Advances, the Rolls or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, (i) conflict with, or result in a breach or violation of, or constitute a default under its organizational documents or (ii) conflict with or contravene in any material respect (A) any applicable law, (B) except with respect to the agreement to assign “Contractual Rights” as defined in and as provided for under Section 12 of the Security Agreement, any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Asset, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties in any respect that would, in the case of this clause (C), reasonably be expected to have a Material Adverse Effect.

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all material governmental authorizations and material private authorizations which are necessary for it to properly carry out its business, and made all material governmental filings necessary for the execution and delivery by it of the Instalment Payment Agreement and the Program Agreements to which it is a party, the Advances and Rolls under this Agreement, the pledge of the Collateral under this Agreement and the performance by it of its obligations under the Instalment Payment Agreement, this Agreement and the other Program Agreements to which it is a party.

(f) Compliance with Agreements, Laws, Etc. It has duly observed and complied in all material respects with all applicable laws relating to the conduct of its business and its assets. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(g) [Reserved].

(h) Investment Company Act. It is not required to register as an “investment company” under the Investment Company Act.

(i) Taxes. It has filed all U.S. federal income Tax returns and all other material Tax returns which are required to be filed by it, if any, and has paid all U.S. federal income Taxes and all other material Taxes required to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings or other actions and for which appropriate reserves in accordance with GAAP have been established.

(j) Solvency. After giving effect to each Advance and Roll hereunder, and the disbursement of the proceeds of such Advance or Roll, it is and will be Solvent.

(k) Eligibility. Each Asset included in a Monthly Asset Report as an Eligible Asset was an Eligible Asset at such time.

(l) Anti-Corruption Laws and Sanctions. It and its directors, officers, managers and, to its knowledge, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) it or its directors, officers or managers, or (b) to its knowledge, any of its agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Advance, Roll, use of proceeds thereof or other transactions hereunder will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.02. Finance Provider Acknowledgement and Confirmation. The Finance Provider acknowledges and confirms that, as of the Closing Date, it is able to perform its obligations under the Instalment Payment Agreement and the Program Agreements (including providing Advances and Rolls thereunder) in each jurisdiction in which performance is required.

ARTICLE V

COVENANTS

Section 5.01. Affirmative Covenants.

The Company covenants and agrees that, until the payment in full of the Obligations (other than contingent obligations for which no claim has been made):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all applicable laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (iv) comply with the terms of its organizational documents applicable to it and (v) obtain, maintain and keep in full force and effect all material governmental authorizations, private authorizations and governmental filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Instalment Payment Agreement, the Program Agreements to which it is a party, its organizational documents and the Assets to which it is a party.

(b) Further Assurances. It shall promptly upon the reasonable request of the Finance Provider, at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Finance Provider’s first-priority (subject to Permitted Encumbrances) perfected security interest in the Collateral pledged by the Company for the benefit of the Finance Provider free and clear of any liens (other than Permitted Encumbrances). At the reasonable request of the Finance Provider, it shall promptly take, at the Company’s expense, such further action necessary or desirable to establish and protect the rights, interests and remedies created or intended to be created under the Instalment Payment Agreement, this Agreement and the other Program Agreements in favor of the Finance Provider in the Collateral, including all actions which are necessary to (x) enable the Finance Provider to enforce its rights and remedies under the Instalment Payment Agreement, this Agreement and the other Program Agreements, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Instalment Payment Agreement and the Program Agreements.

(c) Financial Statements; Other Information. It shall provide to the Finance Provider or cause to be provided to the Finance Provider:

(i) within 120 days after the end of each fiscal year of the Company, an annual report of the Company containing an audited consolidated statement of assets, liabilities, and capital as of the end of such fiscal year, and audited consolidated statements of operations and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis;

(ii) within 45 days after the end of each quarter of each fiscal year of the Company, an unaudited financial report of the Company containing a consolidated statement of assets, liabilities, and capital, consolidated statements of operations, in each case as of the last day of or for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) within ten (10) Business Days after the end of each calendar month, a statement of the Company’s shipment revenues for such month, the Company’s accounts receivable balance as of the end of such month and the balance in the Company’s deposit accounts as of the end of such month;

(iv) within two Business Days after the Company obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, written notice from the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto; and

(v) promptly following the request by the Finance Provider, all documentation and other information that the Finance Provider reasonably requests in order to comply with its ongoing obligations under applicable “know your customer”, anti-money laundering, anti-terrorism and sanctions rules and regulations.

(d) Access to Records and Documents. It shall permit the Finance Provider (or any Person designated by the Finance Provider, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, at the Company’s expense, at reasonable intervals (but not more than once per calendar year unless an Event of Default is continuing), visit and inspect its properties and make copies of (to the extent reasonable) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Instalment Payment Agreement and the Program Agreements and the Assets and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants. Notwithstanding anything to the contrary herein, the Company shall not be required to provide copies of or access to information that is privileged or subject to a confidentiality obligation in favor of a third party unless required by law.

(e) Use of Proceeds. It shall use the proceeds of each Advance made hereunder to pay Payables and to repay Indebtedness of the Company.

(f) Information and Reports. Each Advance Request Notice, each Roll Request Notice, each Monthly Asset Report, each Quarterly Compliance Report and all other written information, reports, certificates and statements furnished by or on behalf of it to the Finance Provider for purposes of or in connection with the Instalment Payment Agreement this Agreement, the other Program Agreements or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(g) Tax Matters. It shall (and the Finance Provider hereby agrees to) treat the Advances and Rolls as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. Notwithstanding any contrary agreement or understanding, the Company and the Finance Provider (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law. It shall pay, before they become delinquent, all U.S. federal income Taxes and all other material Taxes, other than any such Taxes that are being contested in good faith by appropriate proceedings or other actions and for which appropriate reserves in accordance with GAAP have been established.

(h) Unrestricted Cash. As of the date of any financial statements delivered in accordance with clause (c)(i) and (ii) above, the Company shall have cash and cash equivalents on its consolidated balance sheet in an amount greater than or equal to $50,000,000.

(i) Account Control Agreements. Within 60 days from the Closing Date, the Company shall establish an Account Control Agreement over each Designated Account that is reasonably satisfactory to the Finance Provider, providing for springing “control” in favor of the Finance Provider, which may be exercised during the continuance of an Event of Default. The Company shall not open any new Designated Account after the Closing Date unless an Account Control Agreement with respect to such Designated Account has been executed and delivered that is reasonably satisfactory to the Finance Provider, providing for springing “control” in favor of the Finance Provider, which may be exercised during the continuance of an Event of Default.

Section 5.02. Negative Covenants.

The Company covenants and agrees that, until the payment in full of the Obligations (other than contingent obligations for which no claim has been made):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any lien (other than Permitted Encumbrances) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Instalment Payment Agreement and the Program Agreements; provided that the foregoing shall not apply to:

(i) reserved;

(ii) customary provisions restricting the transfer or encumbrance of the specific property subject to a Permitted Encumbrance;

(iii) restrictions on cash or other deposits (including escrowed funds) imposed under contracts (including letters of credit and bank guarantees) entered into in the ordinary course of business;

(iv) restrictions or conditions imposed by any agreement relating to Permitted Indebtedness secured by specific assets if such restrictions or conditions apply only to such specific assets; and

(v) customary provisions in leases, subleases, licenses, sublicenses and other agreements restricting the assignment thereof.

(b) Liquidation; Asset Dispositions; Conduct of Business. It shall not:

(i) consummate any plan of liquidation, dissolution, merger or consolidation (or suffer any liquidation or dissolution);

(ii) consummate any Asset Disposition other than the following:

(A) dispositions of assets for fair market value if all of the following conditions are met: (x) the market value of assets sold or otherwise disposed by the Company in any fiscal year does not exceed $1,000,000, (y) not less than one hundred percent (100%) of the sales price is paid in cash or cash equivalents or replaced with equipment and assets with a fair market value greater than or equal to such assets sold or otherwise disposed, (z) no Default or Event of Default then exists or would result from any such disposition; provided that, after giving pro forma effect to any such disposition, such disposition shall not cause the Existing Exposure Amount to exceed the Borrowing Limit.

(B) sales of inventory in the ordinary course of business;

(C) the lapse, abandonment or other dispositions of Intellectual Property that is, in the reasonable business judgment of the Company, no longer economically practicable or commercially desirable to maintain or useful in the conduct of its business;

(D) dispositions resulting from any casualty or property losses or condemnation or similar proceeding of, any property or asset of the Company;

(E) cancellations, terminations or surrender of any lease in the ordinary course of business;

(F) the termination or unwinding of any swap contract in accordance with the terms of the agreement relating thereto;

(G) dispositions of property at fair market value to the extent such property is exchanged for credit against the purchase price of substantially concurrently purchased similar replacement property (x) of equal or greater fair market value and (y) otherwise if, after giving pro forma effect to any such disposition, such disposition shall not cause the Existing Exposure Amount to exceed the Borrowing Limit;

(H) Restricted Payments permitted under Section 5.2(j); and

(I) sales of receivables for cash in an amount equal to the outstanding balance thereof to a joint venture with the SoftBank JV or [*] (or an Affiliate thereof) in which the Company holds Capital Stock, the proceeds of which are deposited into a Designated Account; provided that, after giving pro forma effect to any such sale, such sale shall not cause the Existing Exposure Amount to exceed the Borrowing Limit; or

(iii) enter into or engage in any line of business other than those businesses it or its Subsidiaries are engaged in as of the date hereof and businesses ancillary, complementary or reasonably related thereto.

(c) Liens. It shall not create, assume or suffer to exist any lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Encumbrances or as otherwise expressly permitted by the Instalment Payment Agreement, this Agreement and the other Program Agreements.

(d) Investment Company Restriction. It shall not become required to register as an “investment company” under the Investment Company Act.

(e) Anti-Corruption and Sanctions. It will not request any Advance or Roll, and shall not use the proceeds of any Advance or Roll (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions.

(f) No Claims Against Advances or Rolls. Subject to applicable law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or Rolls or assert any claim against the Finance Provider, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

(g) Indebtedness. It shall not incur or assume or guarantee any Indebtedness or issue any securities constituting Indebtedness (including such securities that are convertible into Capital Stock of the Company), whether to Subsidiaries or Affiliates of the Company or otherwise, whether senior to the Obligations or otherwise, in each case other than Permitted Indebtedness.

(h) Validity of this Agreement. It shall not (i) take any action or omit to take any action, the result of which would permit the validity or effectiveness of the Instalment Payment Agreement, any Program Agreement or any grant of Collateral under this Agreement to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or take any action or omit to take any action, the result of which would permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by the Instalment Payment Agreement or any Program Agreement, take any action that would permit the lien of this Agreement not to constitute a valid first priority perfected security interest in the Collateral in favor of the Finance Provider (subject to Permitted Encumbrances).

(i) [Reserved].

(j) Restricted Payment. The Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly, declare, order, pay or make any Restricted Payment, other than (x) Restricted Payments to the extent the net cash position of the Company does not decrease as a result of the consummation of any such Restricted Payment; provided that no Default or Event of Default is existing or would result from such Restricted Payment; (y) Restricted Payments the failure to declare, order, pay or make would result in a violation of law or the organizational documents of the Company or such Subsidiary, as the case may be; or (z) cash payments in lieu of fractional shares upon the exercise of options or warrants or the conversion of convertible securities or stock splits or combinations; provided that the Restricted Payments permitted pursuant to clauses (y) and (z) above do not, in the aggregate, exceed $1,000,000 in any calendar year.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default

“Event of Default”, wherever used herein, means any one of the following events:

(a) a default in any payment required to be made pursuant to this Agreement and the other Program Agreements and (other than a default on the Final Maturity Date) such default has not been cured within three (3) Business Days after the due date of such payment;

(b) the Company becomes an investment company required to be registered under the Investment Company Act;

(c) except as otherwise provided in this Section 6.01, a default in the performance, or breach, of any covenant (under Article V or elsewhere) or agreement of the Company under this Agreement or the other Program Agreements to which it is a party, or the failure of any representation or warranty of the Company made in this Agreement or in any other Program Agreement to be correct (other than representations and warranties with respect to or based on the eligibility of Eligible Assets (including under clause (k) of Article IV and representations and warranties with respect to the Borrowing Limit) to the extent any Asset that is not an Eligible Asset is removed from the calculation of the Borrowing Base in the Monthly Asset Report delivered by the Company immediately after the Company acquiring actual knowledge that such Asset does not qualify as an Eligible Asset)), in each case, when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days (provided that breaches of Sections 5.01(a)(ii) and 5.02 shall not have any cure period) after the earlier of (i) written notice to the Company (which may be by e-mail) by the Finance Provider, and (ii) the Company acquiring actual knowledge thereof;

(d) a Change of Control shall occur;

(e) (i) any material provision of the Instalment Payment Agreement or a Program Agreement shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Company, (ii) the Company shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of the Instalment Payment Agreement or any Program Agreement or any lien purported to be created thereunder, or (iii) any lien securing any obligation under the Instalment Payment Agreement or any Program Agreement shall, in whole or in part, cease to be a first priority perfected security interest of the Finance Provider, except as otherwise permitted in accordance with the Instalment Payment Agreement or the Program Agreements (subject to Permitted Encumbrances);

(f) an Insolvency Event relating to the Company occurs;

(g) failure to reduce the Advances Outstanding and Rolls Outstanding to $0 by the Final Maturity Date;

(h) the rendering of one or more final, non-appealable judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Company (net of amounts covered by insurance or indemnity payments for which coverage or payment, as the case may be, has not been denied), and all such judgments, decrees, and orders shall not have been discharged (or the provision for the discharge thereof has not been made) or stayed within sixty (60) days from the date of entry thereof;

(i) any Monthly Asset Report or Quarterly Compliance Report shall fail to be delivered when due and such failure shall continue for five (5) Business Days;

(j) the Company shall default (beyond the applicable period of grace) in any payment of any Indebtedness (other than the Advances and Rolls) in excess individually or in the aggregate of $1,000,000 or the acceleration of any Indebtedness of the Company in excess individually or in the aggregate of $1,000,000; or

(k) the Borrowing Base shall be an amount less than $100,000,000 as set forth in any Monthly Asset Report delivered by the Company hereunder;

(l) the Company’s stockholder’s equity as of the last day of the Company’s most recently ended financial quarter is less than or equal to $50,000,000; provided that such event shall not be deemed an Event of Default if cured within ten (10) Business Days of the occurrence of such event; or

(m) an IPA Default has occurred and is continuing.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in the Instalment Payment Agreement (to the extent applicable), this Agreement and the other Program Agreements, including Article VII, and the rights and remedies of a secured party under applicable law, including the UCC, the Finance Provider may, by notice to the Company, do any one or more of the following: (1) declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and (2) declare all Obligations whatsoever payable by the Company hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Company; provided that, upon the occurrence of any Event of Default described in clause (f) of this Section 6.01, the Commitment shall automatically terminate and all such Obligations shall automatically become due and payable, without any further action by any party.

In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Finance Provider to the Company of the exercise of control rights with respect to the Collateral, the Finance Provider may exercise any and all rights set forth in the Collateral Agreements.

ARTICLE VII

DESIGNATED ACCOUNT AND REPORTING

The Company covenants and agrees that, until the payment in full of the Obligations and its obligations under the Instalment Payment Agreement (other than contingent obligations for which no claim has been made), the Company will comply with the following:

Section 7.01. Designated Account

Subject to Section 5.01(i), the Company shall establish one or more Designated Accounts which shall each be subject to an Account Control Agreement and the first priority perfected security interest of the Finance Provider. The Company shall instruct all Customers to submit payments with respect to Assets into a Designated Account subject to an Account Control Agreement, and shall not provide any contrary instructions to Customers at any time. In the event any payments by Customers are remitted to any account other than a Designated Account, the Company shall transfer such funds from such account to a Designated Account subject to an Account Control Agreement within three (3) Business Days of receipt thereof. All amounts deposited from time to time in a Designated Account pursuant to this Agreement shall be held by the applicable depository institution as part of the Collateral. No Designated Account shall at any time be subject to any lien other than the lien of the Finance Provider pursuant to the applicable Collateral Agreements (other than Permitted Encumbrances described in clause (h) of the definition thereof). Upon the occurrence and during the continuance of an Event of Default, the Finance Provider shall be permitted to take control of each Designated Account in accordance with the applicable Account Control Agreement. For the avoidance of doubt, prior to the occurrence of an Event of Default, the Company may continue to maintain and operate each Designated Account in its discretion in a manner that would not result in a Default or Event of Default and in accordance with the Program Agreements.

Section 7.02. Monthly Asset Report

On or before the third Business Day following the last day of each calendar month (but in no event earlier than the last day of such month) (or, in the case of the month most recently ended prior to the Closing Date, on the Closing Date), the Company shall compile and provide to the Finance Provider the Monthly Asset Report, which shall include the following items: (i) a list or report of existing Eligible Assets (including the Aggregate Outstanding Balance thereof, the applicable Customer and the project address and any other details mutually agreed between the Finance Provider and the Company), (ii) a list or report of any changes, additions or removals with respect to any Eligible Assets and/or Customers compared with the prior Monthly Asset Report delivered by the Company, and (iii) calculations of the Borrowing Limit, Borrowing Base and all outstanding Repayment Amounts. The Monthly Asset Report may be delivered in Excel format electronically.

Section 7.03. Reports by Independent Consultant.

The Company will cause a nationally recognized consulting firm (who may also render other services to the Company) reasonably acceptable to the Finance Provider to prepare (and furnish to the Finance Provider) the following reports with agreed-upon procedures and scope as mutually agreed between the Company and the Finance Provider: (i) quarterly reports beginning with the quarter ended December 31, 2019 (delivered within 60 days after the end of the applicable quarter), and annual reports beginning with the fiscal year ended December 31, 2020 (delivered within 90 days after the applicable fiscal year end).

Section 7.04. Reserved.

Section 7.05. Quarterly Compliance Report. On or prior to the fifth (5th) Business Day following the last day of each fiscal quarter (but in no event earlier than the last day of such quarter) of the Company, the Company shall compile and provide to the Finance Provider the Quarterly Compliance Report.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. No Waiver; Modifications in Writing

(a) No failure or delay on the part of the Finance Provider exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Program Agreement, and any consent to any departure by any party to this Agreement or any other Program Agreement from the terms of any provision of this Agreement or such other Program Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Company and the Finance Provider.

Section 8.02. Notices, Etc.

Any notice, demand or other communication permitted or required to be given hereunder not otherwise specified in any other part of this Agreement shall be in writing and may be effectively given by delivering it to the address(es) hereinafter set forth or by sending the same by fax or email to such address(es). Any notice, demand or other communication so given prior to 5:00 p.m. (London time) on a Business Day by fax or email shall be deemed to have been given, received and made on such Business Day and if so given after 5:00 p.m. (London time) on a Business Day or a day which is not a Business Day, such notice, demand or other communication shall be deemed to have been given, received and made on the next following Business Day. The addresses of the parties for the purposes hereof shall be:

in the case of the Finance Provider, addressed as follows:

[*]

in the case of the Company, addressed as follows:

View, Inc.

195 S. Milpitas Blvd.

Milpitas, CA 95035

Attention: General Counsel

E-mail: bill.krause@viewglass.com

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

350 S. Grand Ave., 50th Floor

Los Angeles, CA 90071

Attention: Mark Kim

E-mail: mark.kim@mto.com

Either party may from time to time notify the other, in accordance with the provisions hereof, of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes of this agreement.

Section 8.03. Reserved.

Section 8.04. Costs and Expenses; Indemnification

(a) The Company agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of the Finance Provider in connection with the preparation, review, negotiation, reproduction, execution and delivery of the Instalment Payment Agreement, this Agreement and the other Program Agreements, including the reasonable and documented fees and disbursements of outside counsel in all relevant jurisdictions and for all relevant subject matter services for the Finance Provider, costs and expenses of creating, perfecting, releasing or enforcing the Finance Provider’s security interests in the Collateral, including filing and recording fees, expenses, search fees, UCC filing fees and the equivalent thereof in any foreign jurisdiction, if applicable, and all other related fees and expenses in connection therewith; and in connection with any waiver, consent, modification or amendment or similar agreement in respect of the Instalment Payment Agreement, this Agreement or any other Program Agreement and advising the Finance Provider as to their respective rights, remedies and responsibilities. The Company agrees to promptly pay on demand all reasonable and documented costs and expenses of the Finance Provider in connection with the enforcement of the Instalment Payment Agreement, this Agreement or any other Program Agreement, including all reasonable and documented costs and expenses incurred by the Finance Provider in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Instalment Payment Agreement or the Program Agreements or any interest, right, power or remedy of the Finance Provider or in connection with the collection or enforcement of any of the Obligations or the proof, protection or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Finance Provider. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Finance Provider are intended to constitute expenses of administration under any applicable bankruptcy law.

(b) The Company agrees to indemnify and hold harmless the Finance Provider and each of its Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance of or otherwise arising out of or incurred in connection with the Instalment Payment Agreement, this Agreement, any other Program Agreement, any Asset or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with the Instalment Payment Agreement, this Agreement, any other Program Agreement, any Asset or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant by the Company contained in the Instalment Payment Agreement or any Program Agreement; (iii) any representation or warranty made or deemed made by the Company contained in the Instalment Payment Agreement or any Program Agreement or in any certificate, statement or report delivered in connection therewith is false or incorrect; (iv) any failure by the Company to comply with any applicable law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Finance Provider a perfected security interest in all of the Collateral free and clear of all liens; (vi) any action or omission, not expressly authorized by the Instalment Payment Agreement or any Program Agreement, by the Company or any Affiliate of the Company which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Finance Provider with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or the equivalent thereof in any foreign jurisdiction or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable law with respect to any Collateral, whether at the time of any Advance or Roll or at any subsequent time; (viii) any dispute, claim, offset or defense of a Customer to the payment with respect to any Collateral (including a defense based on any Asset not being a legal, valid and binding obligation of such Customer enforceable against it in accordance with its terms), or any other claim resulting from any related property securing such Asset; (ix) the commingling of collections on the Collateral at any time with other funds; (x) the failure of the Company or any of its agents or representatives to remit to a Designated Account, within three (3) Business Days of receipt, collections on the Assets remitted to the Company or any such agent or representative as provided in this Agreement and (xii) any Default or Event of Default; except that the Company shall not be liable to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.05 or 8.03, shall not be covered by this Section 8.04(b). The Company shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). In no case shall the Company be responsible for any Indemnified Party’s lost revenues or lost profits or for any indirect, special, punitive or consequential damages suffered by such Indemnified Party (but, for the avoidance of doubt, the Company shall be responsible, to the extent the Company is required to indemnify against such liability under this Section 8.04(b), for any liability consisting of such amount paid by an Indemnified Party to a third party that is not an Indemnified Party in connection with the transaction contemplated by the Instalment Payment Agreement and the Program Agreements). For the avoidance of doubt, this Section 8.04(b), other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, which shall be covered by Section 3 of Annex A attached hereto as if the applicable Indemnittee were a party to the Instalment Payment Agreement (mutatis mutandis), shall not apply to Taxes.

Section 8.05. Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 8.06. Assignability. Register.

(a) The Finance Provider shall not assign any of its rights or obligations hereunder or any other Program Agreement without the prior written consent of the Company; provided that, notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Finance Provider shall be permitted to assign all of its rights and obligations hereunder and under the other Program Agreements to any Person. The Finance Provider shall provide notice of any such assignment to the Company promptly following such assignment. The Company shall not assign any of its rights or obligations hereunder without the prior written consent of the Finance Provider.

(b) The Finance Provider, acting solely for this purpose as an agent of the Company, shall maintain a register for the recordation of the names and addresses of transferees or participants and the principal amounts (and stated interest) owing to each of them (the “Register”). The entries in this Register shall be conclusive absent manifest error, and the Company and the Finance Provider shall treat each Person whose name is recorded in the Register as assignee transferee or participant, as applicable, for purposes of the Instalment Payment Agreement. The Register shall be available for inspection by the Company, at any reasonable time and from time to time upon reasonable prior notice Each of the Company and the Finance Provider agrees that it is intended that any obligation pursuant to the Instalment Payment Agreement (including any advance participant’s interest in any such obligation) are in registered form under Section 5f.103- 1(c) of the United States Treasury Regulations.

Section 8.07. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 8.08. Severability of Provisions

Any provision of this Agreement or any other Program Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.09. Merger

This Agreement and the other Program Agreements executed by the Finance Provider taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Program Agreements supersede any prior agreements among the parties relating to the subject matter thereof.

Section 8.10. Survival

All representations and warranties made hereunder, in the other Program Agreements and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances and Rolls hereunder. The agreements in Sections 2.05, 2.06, 2.07, 8.03 and 8.04 and this Section 8.10 shall survive the termination of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances and Rolls, any foreclosure under, or modification, release or discharge of, any or all of the Assets.

Section 8.11. Submission to Jurisdiction; Waivers; Etc.

Each of the Company and the Finance Provider hereby irrevocably and unconditionally attorns and submits, with respect to any dispute arising out of or in connection with this Agreement, including without limitation any question regarding its existence, validity or termination, to the exclusive jurisdiction of the federal or state courts in the State of New York; provided that the foregoing shall not apply to any action brought by the Finance Provider in any other jurisdiction in order to exercise or enforce its rights and remedies with respect to specific Collateral located in or with a substantial connection to such jurisdiction.

Section 8.12. Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER PROGRAM AGREEMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO.

Section 8.13. Waiver of Setoff

The Company hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or under any applicable law from time to time against the Finance Provider or its assets.

Section 8.14. Confidentiality

Each party hereto agrees to hold the Instalment Payment Agreement, the Program Agreements and all non-public information received by it (or any of its agents or representatives) in connection therewith from any other party hereto (or its agents and representatives) in confidence and agrees not to provide any Person with copies of the Instalment Payment Agreement or any Program Agreement or such non-public information, other than to (a) any officers, directors, managers, employees or outside accountants, auditors or attorneys thereof (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) governmental authorities with appropriate jurisdiction (including filings required or deemed advisable, under applicable securities laws), (c) with respect to the Finance Provider, any Person to whom the Finance Provider may sell or assign (including as a participation interest) all or any part of its rights hereunder as may be permitted by the terms hereof and any counterparty or potential counterparty (including any agent, dealer, trustee, issuer or investor) in any note program secured against the Collateral (in the case of any assignee, participant, counterparty, potential assignee, potential participant or potential counterparty, so long as such Person enters into a confidentiality agreement on terms substantially similar to this Section 8.14), (d) a court in connection with the enforcement of rights or exercise of remedies hereunder or under any of the other Program Agreements or the Instalment Payment Agreement or with any proceeding related to this Agreement, the Instalment Payment Agreement or any other Program Agreement and (e) the Company’s shareholders and potential shareholders and financing sources and potential financing sources. Notwithstanding the foregoing provisions contained in this Section 8.14, the parties hereto will not be liable for disclosure of such information if such disclosure (i) was required by law, including pursuant to a valid subpoena or other legal process (provided that the disclosing party shall use its commercially reasonable efforts to give advance notice of such disclosure to the extent permitted by applicable law), (ii) was in such Person’s possession or known to such Person prior to receipt (other than information which came to be known from information received from or on behalf of a party hereto), or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any such Person’s obligations hereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VIEW, INC., as the Company

By:	/s/ Vidul Prakash
Name: Vidul Prakash
Title: Chief Financial Officer

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By:	/s/ [*]
Name: [*]
Title: [*]